Exhibit 99.1

Stronghold Digital Mining Announces Extinguishment of Debt and Closing of Previously Announced WhiteHawk Restructuring

NEW YORK, November 1, 2022 – Stronghold Digital Mining, Inc. (NASDAQ: SDIG) (“Stronghold”, or the “Company”) today announced (i) the extinguishment of the final approximately $2.1 million of the total of approximately $67 million of principal amount of debt outstanding with NYDIG ABL LLC (“NYDIG”) and The Provident Bank (“BankProv”) and (ii) the closing of its previously announced WhiteHawk restructuring and credit facility that resulted in $23 million of additional borrowing capacity. The Company believes these moves are important steps in Stronghold’s plan to improve profitability and liquidity and to reduce leverage despite low Bitcoin prices.

On October 26, 2022, Stronghold closed on the seventh and final tranche of Bitcoin miners that served as collateral under previous financing agreements with NYDIG in exchange for the extinguishment of approximately $2.1 million of principal. Stronghold has now eliminated all outstanding principal, approximately $67.4 million, under the legacy equipment financing agreements and consensually delivered approximately 26,200 Bitcoin miners (approximately 19,000 of which were plugged in and operating prior to delivery) to NYDIG and BankProv, freeing up the related fully developed data center infrastructure for future machines at the Company’s Panther Creek Plant and Scrubgrass Plant, including approximately 14,200 slots available at the Scrubgrass Power Plant following the previously disclosed termination and settlement of the hosting agreement with Northern Data PA LLC (“NDPA”) and 1277963 B.C. Ltd. (“Bitfield”, and together with NDPA, “Northern Data”).

On October 27, 2022, Stronghold closed its Credit Agreement with WhiteHawk Finance LLC (“WhiteHawk”) (the “WhiteHawk Credit Agreement”), reflecting the previously announced binding commitment letter to restructure and expand its current equipment financing agreements into a secured, 36-month note. The restructuring nearly tripled the weighted-average tenor from 13 to 36 months, reduced monthly principal payments, and added approximately $21 million of cash to the Company’s balance sheet.

As of November 1, 2022, the current liquidity of Stronghold is approximately $30 million, comprised of cash plus Bitcoin. Such liquidity gives effect to the additional borrowings under the WhiteHawk Credit Agreement that were drawn on the closing date and, $3.5 million of payments (out of $4.5 million total) already made related to the termination and settlement of the Northern Data hosting agreement, and approximately $3.7 million in new miner acquisitions. With the entry into the WhiteHawk Credit Agreement, Stronghold’s net debt is approximately $52 million (calculated as principal amount of debt outstanding less cash and digital currencies), a decrease of approximately 54% from the approximately $113 million reported as of June 30, 2022. The WhiteHawk Credit Agreement contains covenants related to the maintenance of certain liquidity thresholds and leverage ratios.

“We are executing on the strategy we outlined during our second quarter earnings announcement in August – to rapidly de-lever our balance sheet and enhance liquidity, and we are actively pursuing acquisitions of Bitcoin miners at attractive prices to take advantage of the current distressed market while continuing to carefully manage liquidity,” said Greg Beard, co-chairman and chief executive officer of Stronghold. “We look forward to rebuilding our miner fleet opportunistically and will continue to seek out ways to accretively leverage our vertical integration and improve financial flexibility in what remains a dynamic, challenging market.”

About Stronghold Digital Mining, Inc.

Stronghold is a vertically integrated Bitcoin mining company with an emphasis on environmentally beneficial operations. Stronghold houses its miners at its wholly owned and operated Scrubgrass Plant and Panther Creek Plant, both of which are low-cost, environmentally beneficial coal refuse power generation facilities in Pennsylvania.

Investor Contact:

Matt Glover or Jeff Grampp, CFA
Gateway Group, Inc.
SDIG@GatewayIR.com
1-949-574-3860

Media Contact:

contact@strongholddigitalmining.com

Forward Looking Statements:

The information, financial projections and other estimates contained herein contain “forward-looking” statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including, but not limited to the anticipated performance of the Company as a result of the recent restructuring of the Company’s debt. Such financial projections and estimates are as to future events and are not to be viewed as facts, and reflect various assumptions of management of the Company concerning the future performance of the Company and are subject to significant business, financial, economic, operating, competitive and other risks and uncertainties and contingencies (many of which are difficult to predict and beyond the control of the Company) that could cause actual results to differ materially from the statements and information included herein. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Forward-looking statements may include statements about various risks and uncertainties, including those described under the heading "Risk Factors" as detailed from time to time in Stronghold’s reports filed with the SEC, including Stronghold’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC. Such risk and uncertainties are not exclusive. Any forward-looking statements speak only as of the date of this communication. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information or development, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Additionally, descriptions herein of market conditions and opportunities are presented for informational purposes only; there can be no assurance that such conditions will actually occur or result in positive returns. Recipients of this communication should make their own investigations and evaluations of any information referenced herein.